Exhibit 99

The Fifth Third Bancorp Master Profit Sharing Plan

Financial Statements as of and for the Years Ended December 31, 2010 and 2009, Supplemental Schedule as of December 31, 2010, and Report of Independent Registered Public Accounting Firm

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2010 and 2009	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2010 and 2009	3

Notes to Financial Statements as of and for the Years Ended December 31, 2010 and 2009	4 -12

SUPPLEMENTAL SCHEDULE -

Schedule H, Part IV, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2010	14

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Fifth Third Bancorp and the Pension and Profit Sharing Committee of The Fifth Third Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP

Cincinnati, Ohio
June 28, 2011

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:
Cash	$118,358	$47,600,676

Investments - at fair value:
Cash equivalents - JP Morgan Prime Money Market Fund	2,722,553	—
Common stock of Fifth Third Bancorp	257,816,136	166,344,675
Collective Funds:
Cash equivalents	—	3,631,034
Stable value funds	102,003,278	102,137,977
Mutual funds	762,232,567	635,355,236

Total investments	1,124,774,534	907,468,922

Receivables:
Contributions receivable - from subsidiaries of Fifth Third Bancorp	31,153,580	18,218,021
Notes receivable from participants	20,047,121	16,182,952
Accrued investment income	176,108	177,114
Accounts receivable - unsettled security sales	—	5,391,532

Total receivables	51,376,809	39,969,619

Total assets	1,176,269,701	995,039,217

LIABILITIES:
Payable related to spin-off to another plan	229,584	47,545,281
Excess contributions receivable	1,537,739	2,298,036

Total liabilities	1,767,323	49,843,317

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	1,174,502,378	945,195,900

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	(190,082)	1,678,384

NET ASSETS AVAILABLE FOR BENEFITS	$1,174,312,296	$946,874,284

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
ADDITIONS:
Investment income:
Dividends	$15,046,168	$16,774,456
Interest	2,802,623	2,771,088
Net appreciation in fair value of investments	162,699,967	220,412,807

Net investment income	180,548,758	239,958,351

Contributions:
Contributions from participants, net of excess contributions	72,284,727	65,951,433
Contributions from subsidiaries of Fifth Third Bancorp	67,287,534	53,513,852

Total contributions	139,572,261	119,465,285

Total additions	320,121,019	359,423,636

DEDUCTIONS:
Benefits paid to participants	(83,824,965)	(70,712,393)
Spin-off to another plan	(7,958,786)	(47,545,281)
Other disbursements	(899,256)	(202,203)

Total deductions	(92,683,007)	(118,459,877)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	227,438,012	240,963,759

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of period	946,874,284	705,910,525

End of period	$1,174,312,296	$946,874,284

See Notes to Financial Statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

1.	DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General - The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each employee of a participating Fifth Third Bancorp (the “Bancorp”) subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, effective January 1, 2004, employees are eligible immediately upon hire. For the 401(k) feature, employees are eligible to participate after 30 days of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Bancorp is the Plan Sponsor. The original Plan became effective December 31, 1954. The Plan was amended and restated effective January 1, 2010 and again amended and restated effective September 20, 2010. There were no amendments to the Plan during 2010 subsequent to the Plan being restated effective September 20, 2010.

The restatement of the Plan effective January 1, 2010 included:

•	Effective January 1, 2010, once per quarter restrictions were removed on in-service withdrawals.

•	The date to which participants have to request the distribution of contributions over the 402(g) limit was changed from March 1 to April 1.

The amendment to the Plan during 2010 included:

•

Effective January 1, 2010, Appendix XXVI was amended to clarify the definition of a “Transferred Fifth Third Employee” to a person transferring to Fifth Third Processing Solutions, LLC after January 1, 2010 and no later than June 30, 2011.

The restatement of the Plan effective September 20, 2010 included:

•	The Plan’s trustee was changed from Fifth Third Bank to JP Morgan Chase Bank, N.A.

•	The addition of a Roth 401(k) feature.

•	Elimination of the ability for a participant to make after-tax contributions (effective January 1, 2011).

•	The addition of a brokerage window as an investment option.

•	The addition of managed accounts.

•	Changed methodology for the Fifth Third Stock Fund and the Fifth Third Stable Value Fund from unitized to share accounting.

Amendments to the Plan during 2009 included:

•

Effective January 1, 2009, the Plan was amended in order to allow participants who would be required to make a minimum distribution for the 2009 distribution calendar year to elect to not take any distribution for the 2009 distribution calendar year.

•

Effective April 1, 2009, former employees of Skipjack Financial Services, Inc. or Transactive Ecommerce Solutions, Inc. who became employees of the Bancorp on April 1, 2009 in connection with the Bancorp’s acquisition of certain assets of Skipjack Financial Services, Inc. or Transactive Ecommerce Solutions, Inc., were credited with service under the Plan for their service with Skipjack Financial Services, Inc. or Transactive Ecommerce Solutions, Inc.

•	Effective December 7, 2009, Appendix XXVI was added to the Plan, which covers the spin-off to the Fifth Third Processing Solutions, LLC 401(k) Retirement Plan.

Investment Options - At December 31, 2010, participants can direct their accounts to be invested in Fifth Third Bancorp common stock, one collective fund and 16 mutual funds offered by the Plan as investment options. Additionally, participants can invest their funds in a self-directed brokerage account.

Administration - Fifth Third Bank, a wholly-owned subsidiary of the Bancorp, serves as the Plan administrator. JP Morgan Chase Bank, N.A. serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by JP Morgan Chase Bank, N.A. where such assets are managed. JP Morgan Retirement Plan Services serves as the Plan’s recordkeeper and performs certain functions as agent of the trustee under an agency agreement.

Funding and Vesting - The Bancorp’s profit sharing contribution to the Plan is a percentage of eligible compensation determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan. The profit sharing contribution by the Bancorp is allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

Employees are eligible for profit sharing contributions for Plan year 2004 and after, immediately upon hire. Profit sharing contributions for the 2004 through 2006 Plan years vest on a five-year cliff vesting schedule. Profit sharing contributions for the 2007 Plan year and forward vest on a three-year cliff vesting schedule.

Regarding the 401(k) component of the Plan, voluntary contributions are permitted from participants up to 50% of their compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. Gains and losses under the Plan are calculated on a daily basis and allocated to participant accounts based on account balances.

The Plan also accepts rollover contributions from other qualified plans or from individual retirement accounts. Rollovers are credited to a participant’s rollover contribution account, are treated in a manner similar to before-tax contributions for Plan accounting and federal income tax purposes, and are not eligible for matching contributions by the Bancorp.

For voluntary and matching contributions, employees are eligible to participate in the Plan the pay period after they have completed 30 days of service. The Bancorp matches 100% of the first 4% contributed on a pre-tax basis. A three-year cliff vesting schedule was added to the Plan as of January 1, 2004, so that after three years of service, a participant is 100% vested in the matching contributions; anything less than three years of service, a participant is 0% vested. Current service credit as of January 1, 2004, was grandfathered. Previously, Bancorp matching contributions were initially invested in the Fifth Third Stock Fund and subsequent to the initial investment, matching contributions may have been moved to the other investment options. Starting in 2010, matching contributions are invested in the same funds selected by participants for future contributions.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Forfeited Accounts - At December 31, 2010 and 2009, forfeited nonvested accounts totaled $4,809,374 and $5,112,416, respectively. These accounts will be used to reduce future employer contributions. During the years ended December 31, 2010 and 2009, employer contributions were reduced by $4,809,374 and $5,032,406, respectively, from forfeited nonvested accounts.

Termination - Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Payment of Benefits - The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments. Benefits are recorded when paid. The benefit to which an employee is entitled is the benefit that can be provided from the participant’s vested account.

Benefits Payable - Amounts allocated to accounts of persons who have elected to withdraw from the Plan, but have not yet been paid were immaterial at December 31, 2010 and $630,720 at December 31, 2009.

Tax Status - The Internal Revenue Service has determined and informed the Bancorp by a letter dated February 11, 2005 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. The Plan document was restated and the Plan administrator submitted the Plan for an updated IRS determination letter during January 2010, however, the Plan administrator has not received the determination letter as of June 28, 2011 (the date of this report). The Plan administrator submitted an application for an updated determination letter in accordance with IRS regulations, which require filing for a new determination letter by the end of the filing period for the Plan’s assigned filing cycle.

Participant Notes Receivable - Loans to participants are measured at amortized cost. Participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the vested portion of their account balance. A participant can request a loan for any reason. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the

Bancorp on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans at December 31, 2010 and 2009 ranged from 4.25% - 9.5% and 4.0% - 10.0%, respectively. Principal and interest are paid by the participant through payroll deductions authorized by the participant. Terminated employees must repay the outstanding loan principle balance in full or take a deemed distribution equal to the outstanding loan principal balance.

Withdrawals - Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes. Partial withdrawals are not permitted.

Dividend Pass-Through Election - A participant with an account (including any sub-account) invested in Fifth Third Bancorp common stock (or in the event of the participant’s death, their beneficiary), shall have the right to elect, in accordance with instructions or procedures of the Plan administrator, or its delegate to either (1) leave such dividends in the Plan for reinvestment in common stock of Fifth Third Bancorp; or (2) take the dividends in cash.

Excess Contributions Payable - In accordance with IRC limits, the Plan is required to return excess contributions received during the Plan year. Contributions totaling $1,537,739 were refunded to applicable participants during 2011 in order for the Plan to pass the Average Deferral Percentage (ADP) test and to comply with IRC Section 415 for the year ended December 31, 2010. Contributions totaling $2,298,036 were refunded to applicable participants during 2010 in order for the Plan to pass the ADP test for the year ended December 31, 2009.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

Basis of Accounting - The accounting records of the Plan are maintained on the accrual basis of accounting. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties - The Plan, at the direction of the participant invests in various securities, which may include U.S. governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Valuation of Investments - The Plan’s investments are stated at fair value in accordance with Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (ASC 820). Quoted market prices, when available, are used to value equity securities and mutual funds. Collective funds are stated at fair value, as determined by the issuer of the collective funds, based on the net asset value per share or its equivalent, without adjustment, as quoted by the issuer or the collective fund. For further information on fair value measurements, see Note 5.

Collective funds with underlying investments in investment contracts are measured at the fair value of the underlying investments and then adjusted by the issuer to contract value. The adjustment from fair value to contract value on the Statements of Net Assets Available for Benefits relates to the Fifth Third Bank Stable Value Fund for Employee Benefit Plans, which is a stable value fund that is a common collective fund of the Plan. The fund invests in a diversified portfolio of stable assets, which include, but are not limited to, units of collective trust funds consistent with the fund’s objective of stable value, guaranteed investment contracts, alternative and separate account investment contracts as well as short-term money market instruments. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Management fees and operating expenses charged to the Plan for investments in the mutual funds and common collective trust funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Administrative Expenses - The Bancorp pays all administrative expenses of the Plan, except for certain expenses allocable to participant accounts. Such expenses have historically been comprised of fees for Plan loans, withdrawals, distributions, and qualified domestic relations orders. A portion of the legal fees incurred in the administration of the Plan were also allocated to participants’ accounts on a pro-rata basis.

Accounting and Reporting Developments – In September 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans (ASU 2010-25). Prior to the issuance of ASU 2010-25, participant loans in defined contribution pension benefit plans were classified as investments within the plan financial statements in accordance with the guidance in Accounting Standards Codification (ASC) 962-325, which requires most investments held by a plan (including participant loans) to be presented at fair value. The amendments in ASU 2010-25 require that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest (i.e. amortized cost). ASU 2010-25 is to be applied retrospectively to all prior periods presented, effective for fiscal years ending after December 15, 2010. Therefore, the Plan is required to segregate the participant notes receivable from the plan investments within the Statements of Net Assets Available for Benefits for all periods presented. Accordingly, the Statements of Net Assets Available for Benefits reflect these changes. The change in measurement basis from fair value to amortized cost did not have an impact on the valuation of the receivables due to the fact that these two measurements approximate one another. However, participant notes receivable are no longer included in the Fair Value Measurements footnote to the Plan’s financial statements since fair value is no longer the basis of measurement.

3.	INVESTMENTS

Investments representing 5% or more of net assets available for benefits as of December 31, 2010 and 2009 are as follows, and stated at fair value except as denoted below:

	2010	2009
Fifth Third Bancorp common stock (17,562,407 and 17,120,627 shares, respectively)	$257,816,136	$166,344,675
Fifth Third Bank LifeModel Moderate Fund (11,099,006 and 11,382,866 shares, respectively)	115,875,990	108,820,196
Fifth Third Bank Stable Value Fund for Employee Benefit Plans (101,803,864 and 8,317,635 shares, respectively) (1)	101,813,196	103,816,361
Fifth Third Bank Quality Growth Fund (6,169,341 and 5,174,404 shares, respectively)	98,596,490	72,855,613
Lazard Emerging Markets Fund (3,093,117 and 2,675,029 shares, respectively)	67,379,922	48,177,266
Fifth Third Bank Disciplined Large Cap Value Fund (4,903,595 shares)	< 5%	46,829,330

(1)	Investment amounts at contract value. The fair value of investments were $102,003,278 and $102,137,977 at

December 31, 2010 and 2009, respectively.

The following table represents the net appreciation in fair value of investments for the Plan during the years ended December 31, 2010 and 2009:

	2010	2009
Net appreciation in fair value of investments:
Mutual Funds (including collective funds)	$76,887,326	$119,105,212
Fifth Third Bancorp common stock	85,812,641	101,307,595

Total	$162,699,967	$220,412,807

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Prior to September 20, 2010, certain Plan investments were shares of mutual and collective funds managed by Fifth Third Bank. Fifth Third Bank was the trustee as defined by the Plan and, therefore, these transactions qualified as exempt party-in-interest transactions. Fees paid by the Plan for the investment management services were included as a reduction of the return earned on each fund. Fifth Third Bank provided the Plan with certain accounting and administrative services for which no fees were charged.

At December 31, 2010 and 2009, the Plan held 17,562,407 and 17,120,627 shares of the Bancorp’s common stock, respectively, with fair values of $257,816,136 and $166,344,675, respectively. Total dividends received from shares of the Bancorp’s common stock totaled $713,452 and $629,003 during the years ended December 31, 2010 and 2009, respectively.

5.	FAIR VALUE MEASUREMENTS

The Plan measures certain financial assets and liabilities at fair value in accordance with U.S. GAAP, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect the Plan’s own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include the Plan’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

The following tables summarize assets measured at fair value on a recurring basis:

		Fair Value Measurements Using
As of December 31, 2010	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Cash equivalents	$2,722,553	$—	$—	$2,722,553
Common stock	257,816,136	—	—	257,816,136
Collective Funds	—	102,003,278	—	102,003,278
Mutual funds	762,232,567	—	—	762,232,567

Total assets	$1,022,771,256	$102,003,278	$—	$1,124,774,534

		Fair Value Measurements Using
As of December 31, 2009	Level 1	Level 2	Level 3	Total Fair Value
Assets:
Common stock	$166,344,675	$—	$—	$166,344,675
Collective Funds	—	105,769,011	—	105,769,011
Mutual funds	635,355,236	—	—	635,355,236

Total assets	$801,699,911	$105,769,011	$—	$907,468,922

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Cash equivalents

Cash equivalents are comprised of money market mutual funds that invest in short-term money market instruments that are issued and payable in U.S. dollars. The Plan measures its cash equivalent funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

Common stock

The Plan measures its Fifth Third Bancorp common stock using the stock’s quoted price, which is available in an active market. Therefore, this investment is classified within Level 1 of the valuation hierarchy.

Collective funds – cash equivalents

Cash equivalent investments have a maturity of one month or less and fair value is equal to cost as these funds are considered to be cash equivalents. Therefore, the Plan classifies cash equivalents as Level 2 securities in the fair value hierarchy.

Collective funds – stable value funds

Stable value funds have underlying investments that consist of cash equivalents, collective funds, guaranteed investment contracts, and alternative investment contracts. Cash equivalents are short term investment funds that have a maturity of 90 days or less and are valued at cost. The collective funds value is derived by their respective net asset values (NAV). The collective funds consist of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Guaranteed investment contracts are valued based on their underlying securities, which consist of bonds whose value is derived from observable inputs including London Interbank Offered Rate (LIBOR) forward interest rate curves. The bonds are valued based on the pricing of similar bonds that are publicly traded. In determining fair value, factors such as the benefit-responsiveness of the investment contracts and the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts; such inputs were not significant to the valuation. Alternative investment contracts are valued based on their underlying securities, which consists of common funds consisting of bonds and asset-backed securities whose value is derived from observable inputs based on the pricing of similar instruments that are publicly traded. Therefore, the Plan classifies stable value funds as Level 2 securities in the fair value hierarchy.

Mutual funds

The Plan measures its mutual funds that are exchange-traded using the fund’s quoted price, which is in an active market. Therefore, these investments are classified within Level 1 of the valuation hierarchy.

6.	PLAN ASSETS SPUN-OFF

The Bancorp sold a majority interest of Fifth Third Processing Solutions on June 30, 2009 to Advent International. As a result, assets totaling $7,958,786 and $47,545,281 were spun off to the Fifth Third Processing Solutions, LLC 401(k) Retirement Plan at December 31, 2010 and 2009, respectively. Amounts of $229,584 and $47,545,281 are reflected as payable at December 31, 2010 and 2009, respectively.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

	2010	2009
Net assets available for benefits per the financial statements	$1,174,312,296	$946,874,284
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	190,082	(1,678,384)

Total assets (current value column) per Form 5500
Schedule of Assets (Held at End of Year)	$1,174,502,378	$945,195,900

Increase in net assets per the financial statements	$227,438,012	$240,963,759
Net change in adjustment from contract value to fair value for fully benefit-responsive investment contracts	1,868,466	2,466,391

Net income per Form 5500	$229,306,478	$243,430,150

SUPPLEMENTAL SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Asset Description	Current Fair Value	*
CASH:	$118,358
CASH EQUIVALENTS -
JP Morgan Prime Money Market Fund	2,722,553
COMMON STOCK -
Fifth Third Bancorp	257,816,136
COLLECTIVE FUNDS:
Stable value funds -
Fifth Third Bank Stable Value Fund for Employee Benefit Plans**	102,003,278

Total collective funds	102,003,278

MUTUAL FUNDS:
Fifth Third Bank Life Model Moderate Fund	115,875,990
Fifth Third Bank Quality Growth Fund	98,596,490
Lazard Emerging Markets Fund	67,379,922
Fifth Third Bank Disciplined Large Cap Value Fund	54,230,019
Goldman Sachs Mid Cap Value Fund	50,609,483
Dodge & Cox Income Fund	50,439,822
Fifth Third Bank International Equity Fund	44,317,979
Managers Cadence Mid Cap Institutional Fund	44,203,345
Fifth Third Bank Equity Index Fund	43,272,033
Fifth Third Bank Life Model Aggressive Fund	42,909,562
Fifth Third Bank Life Model Moderate Aggressive Fund	38,083,959
Fidelity Advisor Small Cap Fund	36,613,274
Fifth Third Bank Small Cap Value Fund	24,749,716
Fifth Third Bank Total Return Bond Fund	21,180,142
Chase Investment Services Corp. Self-directed brokerage account	11,930,834
Fifth Third Bank Life Model Moderately Conservative Fund	9,021,760
Fifth Third Bank Life Model Conservative Fund	8,818,237

Total mutual funds	762,232,567

LOANS -
* Participant notes receivable (Interest rates ranging from 4.25% to 9.5% and maturing on various dates through October 2018)	20,047,121

TOTAL	$1,144,940,013

*	Cost information is not required for participant-directed investments and, therefore, is not included.
**	Contract value is $101,813,196.